Exhibit 21

Subsidiaries of the Company

2004
Caystar Holdings (100%) Cayman Islands
Caystar Management (100%) Cayman Islands
Bogoso Holdings (100%) Cayman Islands
Bogoso Gold Limited (90%) Ghana
Prestea Underground JV (90%) Ghana
Wasford Holdings (100%) Cayman Island
Wexford Goldfields Limited (90%) Ghana
GSR Exploration Limited (100%) Ghana
Golden Star Ressources Miniere SARL (100%) France
Guyanor Ressources S.A. (53%) France
Société de Travaux Publics et de Mines Aurifères en Gyane (“SOTRAPMAG”) S.A.R.L. France (100%) France